Service Plan and Agreement

With

OppenheimerFunds Distributor, Inc.

For Class T Shares of

Oppenheimer SteelPath MLP & Energy Infrastructure Fund,

a series of OFI SteelPath Series Trust

This Service Plan and Agreement (the “Plan”) is dated as of the 23rd day of August 2017, by and between Oppenheimer SteelPath MLP & Energy Infrastructure Fund (the “Fund”), a series of OFI SteelPath Series Trust (the “Trust”) and OppenheimerFunds Distributor, Inc. (the “Distributor”).

1.       The Plan. This Plan is the Fund's written service plan for Class T shares of the Fund (the “Shares”), designed to comply with the provisions of Rule 12b-1, as it may be amended from time to time (the “Rule”), under the Investment Company Act of 1940 (the “1940 Act”). Pursuant to this Plan the Fund will compensate the Distributor for its services in connection with the personal service and maintenance of shareholder accounts that hold Shares (“Accounts”). The Fund may be deemed to be acting as distributor of securities of which it is the issuer, pursuant to the Rule, according to the terms of this Plan. The terms and provisions of this Plan shall be interpreted and defined in a manner consistent with the provisions and definitions contained in (i) the 1940 Act, (ii) the Rule, and (iii) Rule 2341 of the Financial Industry Regulatory Authority, or any amendment or successor to such rule (the “FINRA Rules”).

2.       Definitions. As used in this Plan, the following terms shall have the following meanings:

(a) “Recipient” shall mean any broker, dealer, bank or other person or entity which: (i) has provided administrative support services with respect to Shares held by Customers (defined below) of the Recipient; (ii) shall furnish the Distributor (on behalf of the Fund) with such information as the Distributor shall reasonably request to answer such questions as may arise concerning the sale of Shares; and (iii) has been selected by the Distributor to receive payments under the Plan.

(b) “Independent Trustees” shall mean the members of the Fund’s Board of Trustees who are not "interested persons" (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating to this Plan.

(c) “Customers” shall mean such brokerage or other customers or investment advisory or other clients of a Recipient, and/or accounts as to which such Recipient provides administrative support services or is a custodian or other fiduciary.

(d) “Qualified Holdings” shall mean, as to any Recipient, all Shares owned beneficially or of record by: (i) such Recipient, or (ii) such Recipient’s Customers, but in no event shall any such Shares be deemed owned by more than one Recipient for purposes of this Plan. In the event that more than one person or entity would otherwise qualify as Recipients as to the same Shares, the Recipient that is the dealer of record on the Fund’s books, as determined by the Distributor, shall be deemed the Recipient as to such Shares for purposes of this Plan.

3.       Payments for Administrative Support Services.

(a) Payments to the Distributor. In consideration of the payments made by the Fund to the Distributor under this Plan, the Distributor shall provide administrative support services to the Fund. Such services include administrative support services rendered in connection with Shares (1) sold in purchase transactions, (2) issued in exchange for shares of another investment company for which the Distributor serves as distributor or sub-distributor, or (3) issued pursuant to a plan of reorganization to which the Fund is a party. If the Board believes that the Distributor may not be rendering appropriate administrative support services in connection with the sale of Shares, then the Distributor, at the request of the Board, shall provide the Board with a written report or other information to verify that the Distributor is providing appropriate services in this regard. For such services, the Fund will make the following payments to the Distributor:

Administrative Support Services Fees. Within forty-five (45) days of the end of each calendar quarter or at such other period as deemed appropriate by the Distributor, the Fund will make payments in the aggregate amount of up to 0.25% on an annual basis of the average during the period of the aggregate net asset value of the Shares computed as of the close of each business day (the “Service Fee”). Such Service Fee payments received from the Fund will compensate the Distributor for providing administrative support services with respect to Accounts. The administrative support services in connection with Accounts may include, but shall not be limited to, the administrative support services that a Recipient may render as described in Section 3(b) below.

(b) Payments to Recipients. The Distributor is authorized under the Plan to pay to a Recipient a service fee (“Recipient Service Fee”) for rendering administrative support services with respect to Accounts. However, no such payments shall be made to any Recipient for any period in which its Qualified Holdings do not equal or exceed, at the end of such period, the minimum amount (“Minimum Qualified Holdings”), if any, that may be set from time to time by a majority of the Independent Trustees. All fee payments made by the Distributor hereunder are subject to reduction or chargeback so that the aggregate Service Fee payments and Advance Recipient Service Fee Payments (as defined below) do not exceed the limits on payments to Recipients that are, or may be, imposed by the FINRA Rules. The Distributor may make Recipient Service Fee payments to any “affiliated person” (as defined in the 1940 Act) of the Distributor if such affiliated person qualifies as a Recipient or retain such payments if the Distributor qualifies as a Recipient.

Recipient Service Fee. In consideration of the administrative support services provided by a Recipient, the Distributor shall make Recipient Service Fee payments to that Recipient quarterly or at such other interval as deemed appropriate by the Distributor, within forty-five (45) days of the end of each calendar quarter or other period at a rate not to exceed 0.25% on an annual basis of the average during the period of the aggregate net asset value of Shares, computed as of the close of each business day, constituting Qualified Holdings owned beneficially or of record by the Recipient or by its Customers for a period of more than the minimum period (the “Minimum Holding Period”), if any, that may be set from time to time by a majority of the Independent Trustees.

Alternatively, the Distributor may, at its sole option, make the following Recipient Service Fee payments to any Recipient, within forty-five (45) days of the end of each calendar quarter or at such other interval as deemed appropriate by the Distributor: (i) “Advance Recipient Service Fee Payments” at a rate not to exceed 0.25% of the aggregate net asset value of Shares, computed as of the close of business on the day such Shares are sold, constituting Qualified Holdings, sold by the Recipient during that period and owned beneficially or of record by the Recipient or by its Customers, plus (ii) Recipient Service Fee payments at a rate not to exceed 0.25% on an annual basis of the average during the period of the aggregate net asset value of Shares, computed as of the close of each business day, constituting Qualified Holdings owned beneficially or of record by the Recipient or by its Customers for a period of more than one (1) year. In the event Shares are redeemed less than one year after the date such Shares were sold, the Recipient is obligated to and will repay the Distributor on demand a pro rata portion of such Advance Recipient Service Fee Payments, based on the ratio of the time such Shares were held to one (1) year.

The administrative support services to be rendered by Recipients in connection with the Accounts may include, but shall not be limited to, the following: answering routine inquiries concerning the Fund, providing such customer with information on their investment in shares, assisting in the establishment and maintenance of accounts or sub-accounts in the Fund and processing Share redemption transactions, making the Fund’s investment plans and dividend payment options available, and providing such other information and customer liaison services in connection with the rendering of personal services and/or the maintenance of Accounts, as the Distributor or the Fund may reasonably request.

(c) A majority of the Independent Trustees may at any time or from time to time increase or decrease the rate of the Service Fee or any Recipient Service Fee, so long as any adjustment does not to exceed the rates set forth above, and/or direct the Distributor to set, eliminate or modify, any Minimum Holding Period and/or any Minimum Qualified Holdings and/or to split requirements so that different time periods apply to shares that are afforded different shareholder privileges and features. The Distributor shall notify all Recipients of any Minimum Qualified Holdings and Minimum Holding Period that are established and the rate of payments hereunder applicable to Recipients, and shall provide each Recipient with written notice within thirty (30) days after any change in these provisions. Inclusion of such provisions or a change in such provisions in a revised current prospectus, Statement of Additional Information or supplement to either document shall constitute sufficient notice but shall not represent the only permissible means of providing notice to the Recipient.

(d) The Service Fee and Recipient Service Fee on Shares are subject to reduction or elimination under the limits that apply to such fees and charges under the FINRA Rules relating to sales of shares of open-end funds.

(e) Under the Plan, payments may also be made to Recipients: (i) by OppenheimerFunds, Inc. (“OFI”) from its own resources (which may include profits derived from the advisory fee it receives from the Fund), or (ii) by the Distributor (a subsidiary of OFI), from its own resources or from the proceeds of its borrowings, in either case, in the discretion of OFI or the Distributor, respectively.

(f) Recipients are intended to have certain rights as third-party beneficiaries under this Plan, subject to the limitations set forth below. It may be presumed that a Recipient has provided administrative support services qualifying for payment under the Plan if it has Qualified Holdings of Shares that entitle it to payments under the Plan. In the event that either the Distributor or the Board should have reason to believe that, notwithstanding the level of Qualified Holdings, a Recipient may not be rendering appropriate administrative support services for Accounts, then the Distributor shall require the Recipient to provide a written report or other information to verify that said Recipient is providing appropriate services in this regard. If the Distributor or the Board of Trustees still is not satisfied after the receipt of such report, either may take appropriate steps to terminate the Recipient's status as such under the Plan, whereupon such Recipient's rights as a third-party beneficiary hereunder shall terminate. Additionally, in their discretion, a majority of the Fund's Independent Trustees at any time may remove any broker, dealer, bank or other person or entity as a Recipient, where upon such person's or entity's rights as a third-party beneficiary hereof shall terminate. Notwithstanding any other provision of this Plan, this Plan does not obligate or in any way make the Fund liable to make any payment whatsoever to any person or entity other than directly to the Distributor. The Distributor has no obligation to pay any Recipient Service Fees to any Recipient if the Distributor has not received payment of Service Fees from the Fund.

4.       Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of persons to be Independent Trustees of the Fund shall be committed to the discretion of the incumbent Independent Trustees. Nothing herein shall prevent the incumbent Independent Trustees from soliciting the views or the involvement of others in such selection or nominations as long as the final decision on any such selection and nomination is approved by a majority of the incumbent Independent Trustees.

5.       Reports. While this Plan is in effect, the Treasurer of the Fund shall provide written reports to the Fund's Board for its review, detailing the amount of all payments made under this Plan and the purpose for which the payments were made. The reports shall be provided quarterly, and shall state whether all provisions of Section 3 of this Plan have been complied with.

6.       Related Agreements. Any agreement related to this Plan shall be in writing and shall provide that: (i) such agreement may be terminated at any time, without payment of any penalty, by a vote of a majority of the Independent Trustees or by a vote of the holders of a “majority” (as defined in the 1940 Act) of the Fund's outstanding Class T voting shares; (ii) such termination shall be on not more than sixty days’ written notice to any other party to the agreement; (iii) such agreement shall automatically terminate in the event of its “assignment” (as defined in the 1940 Act); (iv) such agreement shall go into effect when approved by a vote of the Board and its Independent Trustees cast in person at a meeting called for the purpose of voting on such agreement; and (v) such agreement shall, unless terminated as herein provided, continue in effect from year to year only so long as such continuance is specifically approved at least annually by a vote of the Board and its Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance.

7.       Effectiveness, Continuation, Termination and Amendment. This Plan has been approved by a vote of the Board and its Independent Trustees cast in person at a meeting called on August 23, 2017, for the purpose of voting on this Plan. Unless terminated as hereinafter provided, it shall continue in effect until renewed by the Board in accordance with the Rule and thereafter from year to year or as the Board may otherwise determine but only so long as such continuance is specifically approved at least annually by a vote of the Board and its Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance.

This Plan may not be amended to increase materially the amount of payments to be made under this Plan, without approval of the Class T Shareholders at a meeting called for that purpose, and all material amendments must be approved by a vote of the Board and of the Independent Trustees.

This Plan may be terminated at any time by vote of a majority of the Independent Trustees or by the vote of the holders of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding Class T voting shares. In the event of such termination, the Board and its Independent Trustees shall determine whether the Distributor shall be entitled to payment from the Fund of all or a portion of the Service Fee in respect of Shares sold prior to the effective date of such termination.

OFI SteelPath Series Trust
on behalf of its series,
Oppenheimer SteelPath MLP & Energy Infrastructure Fund

By:	/s/ Cynthia Lo Bessette
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Cynthia Lo Bessette
Secretary and Chief Legal Officer

OppenheimerFunds Distributor, Inc.

By:	/s/ John McDonough
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John McDonough
Chairman, Chief Executive Officer,
President and Director